APTIMUS, INC.
                       95 South Jackson Street, Suite 300
                            Seattle, Washington 98104
               Telephone: (206) 441-9100 Facsimile: (206) 441-9661

                                                                   April 3, 2002

Dear Shareholder:

     On behalf of Aptimus, Inc. (the "Company"), I cordially invite you to attend the 2002 Annual Meeting of Shareholders (the "Annual Meeting") to be held at 2:00 p.m. on Tuesday, May 21, 2002 at the Company's offices, 657 Mission Street, Suite 200, San Francisco, California 94105.

     At the Annual Meeting, the shareholders will be asked to:

     1. elect four directors to the Company's Board of Directors (the "Board"); and

     2. ratify the Company's selection of Moss Adams LLP as the Company's independent accountants for the fiscal year ending December 31, 2002.

     More information regarding the business to be conducted at the Annual Meeting is included in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. The Board unanimously recommends that shareholders vote "FOR" these two proposals.

     Your vote is very important. Whether or not you plan to attend the Annual Meeting, we hope that you will have your shares represented by marking, signing, dating and returning your proxy card in the enclosed envelope as soon as possible. Your shares will be voted in accordance with the instructions you have given in your proxy card. You may, of course, attend the Annual Meeting and vote in person even if you have previously returned your proxy card.

     On behalf of the Board, I would like to express our appreciation for your support of the Company. We look forward to seeing you at the meeting.

                                 Sincerely,

                                 /s/ Timothy C. Choate

                                 Timothy C. Choate
                                 Chairman, President and Chief Executive Officer

                                  APTIMUS, INC.
                       95 South Jackson Street, Suite 300
                            Seattle, Washington 98104

                             -----------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON TUESDAY, MAY 21, 2002

To The Shareholders of Aptimus, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Aptimus, Inc., a Washington corporation (the "Company"), will be held on Tuesday, May 21, 2002 at 2:00 p.m. local time, at the Company's offices located at 657 Mission Street, Suite 200, San Francisco, California 94105 for the following purposes, which are more fully described in the accompanying Proxy Statement:

     1. To elect four directors to the Company's Board of Directors to serve until the 2003 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal, or the election of their successors;

     2. To ratify the Company's selection of Moss Adams LLP as the Company's independent accountants for the fiscal year ending December 31, 2002; and

     3. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Only holders of record of the Company's common stock at the close of business on March 29, 2002 are entitled to notice of, and to vote at, the meeting or any adjournment or postponement thereof. A list of shareholders as of that date will be available at the meeting and for ten (10) days prior to the meeting at the Company's principal executive offices located at 95 South Jackson Street, Suite 300, Seattle, Washington 98104.

                                 BY ORDER OF THE BOARD OF DIRECTORS

                                 /s/ Timothy C. Choate

                                 Timothy C. Choate
                                 Chairman, President and Chief Executive Officer

Seattle, Washington
April 3, 2002
                             Your vote is important!

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, we urge you to complete, sign, date and return the enclosed proxy as promptly as possible to ensure your representation at the meeting. A postage-prepaid envelope is also enclosed for that purpose. Sending in your proxy will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option.

The proxy statement that accompanies this Notice of Annual Meeting of Shareholders contains material information regarding the matters to be considered at the Annual Meeting, and should be read in conjunction with this Notice.

                                  APTIMUS, INC.
                       95 South Jackson Street, Suite 300
                            Seattle, Washington 98104

                             -----------------------

             PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS
                       TO BE HELD ON TUESDAY, MAY 21, 2002

                ANNUAL MEETING AND PROXY SOLICITATION INFORMATION

General

     This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Aptimus, Inc., a Washington corporation (the "Company"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 2:00 p.m. local time on Tuesday, May 21, 2002 at the Company's offices located at 657 Mission Street, Suite 200, San Francisco, California 94105 and at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement, a proxy card and the Annual Report of the Company, which includes financial statements for its fiscal year ended December 31, 2001, are being sent to all shareholders of record as of the close of business on March 29, 2002, on or about April 12, 2002. Although the Annual Report and this Proxy Statement are being mailed together, the Annual Report is not part of this Proxy Statement.

Quorum and Voting Rights

     At the close of business on March 29, 2002, there were 3,990,466 shares of common stock, no par value (the "Common Stock"), of the Company issued and outstanding. There are no other classes of voting stock of the Company issued and outstanding. Only holders of record of the shares of Common Stock outstanding at such time will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. The presence at the meeting of at least a majority of such shares, either in person or by proxy, shall constitute a quorum for the transaction of business. Broker non-votes and shares held by persons abstaining will be counted in determining whether a quorum is present. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so, whether or not they choose to attend the meeting in person. If a quorum is not present or represented at the Annual Meeting, the shareholders present at the Annual Meeting or represented by proxy have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present or represented. At any such adjournment of the Annual Meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the original Annual Meeting.

     If you are a shareholder of record, you may vote by using the proxy card enclosed with this Proxy Statement. When your proxy card is returned properly signed, the shares represented will be voted according to your directions. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. The proposals are identified by number and a general description on the proxy card. Please review the voting instructions on the proxy card and read the text of the proposals and the position of the Board in the Proxy Statement prior to marking your vote. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendations of the Board on that proposal. For the reasons stated in more detail later in the Proxy Statement, the Board recommends a vote (i) "FOR" the individuals nominated to serve as directors; and (ii) "FOR" the ratification of the company's selection of Moss Adams LLP as the Company's accountants for the fiscal year ending December 31, 2002.

     It is not expected that any matters other than those referred to in this Proxy Statement will be brought before the Annual Meeting. If any other matters are properly presented for action, however, the proxies named on the proxy card will be authorized by your proxy to vote on those other matters in their discretion.

     On each matter properly brought before the meeting, shareholders or record will be entitled to one vote for each share of Common Stock held. Shareholders do not have the right to cumulate their votes in the election of directors. Under Washington law and the Company's Second Amended and Restated Articles of Incorporation and Amended and Restated Bylaws, if a quorum exists at the meeting: (i) the nominees for directors who receive the greatest number of votes cast in the election of directors will be elected; and (ii) the ratification of the Company's selection of Moss Adams LLP as the Company's independent accountants for the fiscal year ending December 31, 2002 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

     Shareholders may abstain from voting for the nominees for director and in an uncontested election of directors, any action other than a vote for a nominee will have no effect, assuming the presence of a quorum. Abstention from voting on the proposal to ratify the selection of Moss Adams LLP as the independent accountants will have no effect, as approval of this proposal is based solely on the number of votes actually cast.

     Brokerage firms and other intermediaries holding shares of Common Stock in street names for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries will generally have discretion to vote their customers' shares in the election of directors. The failure of a brokerage firm or other intermediary to vote its customers' shares on the proposal for the election of directors or ratification of independent accountants will have no effect on any proposal as approval of each proposal is based solely on the number of votes actually cast.

Revocability of Proxies

     If you execute a proxy, you may revoke it by taking one of the following three actions: (i) by giving written notice of the revocation to the Secretary of the Company at its principal executive offices prior to the commencement of shareholder voting at the Annual Meeting on Tuesday, May 21, 2002; (ii) by executing a proxy with a later date and delivering it to the Secretary of the Company at its principal executive offices prior to the commencement of shareholder voting at the Annual Meeting on Tuesday, May 21, 2002; or (iii) by personally attending and voting at the meeting.

Solicitation Of Proxies

     The Company will bear the expense of preparing, printing and distributing proxy materials to its shareholders. The Company has incurred minimal costs related to this proxy solicitation to date, but anticipates it will incur approximately $15,000 to $20,000 in the future related to the proxy preparation, distribution and collection process. In addition to solicitations by mail, a number of regular employees of the Company may solicit proxies on behalf of the Board in person or by telephone. The Company will reimburse brokerage firms and other intermediaries for their expenses in forwarding proxy materials to beneficial owners of the Common Stock.

Shareholder Proposals for 2003 Annual Meeting

     Proposals of eligible shareholders of the Company that are intended to be presented by such shareholders at the Company's 2003 Annual Meeting of Shareholders (the "2003 Annual Meeting") and that shareholders desire to have included in the Company's proxy materials relating to such meeting must be received by the Secretary of the Company, at the Company's principal executive officers, no later than December 3, 2002 which is 120 calendar days prior to the anniversary of this year's mail date, and must be in compliance with applicable laws and regulations in order to be considered for possible inclusion in the proxy statement and form of proxy for that meeting.

     To qualify as an "eligible" shareholder, a shareholder must have been a record or beneficial owner of at least one percent (1%) of the Company's outstanding Common Stock, or shares of Common Stock having a market value of at least $2,000, for a period of at least one (1) year prior to submitting the proposal, and the shareholder must continue to hold the shares through the date on which the meeting is held.

     Securities and Exchange Commission (the "SEC") rules establish a deadline for submission of shareholder proposals that are not intended to be included in the Company's proxy statement with respect to discretionary voting (the "Discretionary Vote Deadline"). The Discretionary Vote Deadline for the 2003 Annual Meeting is January 13, 2003 (90 calendar days prior to the anniversary for the mailing date of this proxy statement). If a shareholder gives notice of such a proposal after the Discretionary Vote Deadline, the Company's proxy holders will be allowed to use their discretionary voting authority to vote against the shareholder proposal when and if the proposal is raised at the 2003 Annual Meeting.

     The Company has not been notified by any shareholder of his or her intent to present a shareholder proposal from the floor at this year's Annual Meeting. The enclosed proxy card grants the proxy holders discretionary authority to vote on any matter properly brought before the Annual Meeting.

                                   PROPOSAL 1

                              ELECTION OF DIRECTORS

     The directors to be elected at the Annual Meeting will serve on the Board until the 2003 Annual Meeting of Shareholders or until their earlier retirement, resignation or removal. Timothy C. Choate, Robert W. Wrubel, John P. Balousek, and Richard C. Gallagher who constitute four (4) of the five (5) current directors of the Company, have all been nominated by the Board for election at the Annual Meeting. The accompanying proxy will be voted for these nominees, except where you indicate otherwise or authority to so vote is withheld. Should any of these individuals be unable to serve, the proxy will be voted for such person(s) as is designated by the Board.

Nominees for Director

Timothy C. Choate                                                         Age 36

     With more than 10 years of management experience in the Internet and computer industries, Aptimus Founder Timothy C. Choate is a renowned industry expert in online direct marketing and an eCommerce pioneer. He has been chairman, president and CEO of Aptimus since 1998. Prior to Joining Aptimus, Mr. Choate served as a vice president of Micro Warehouse. In 1994, he co-founded Online Interactive, Inc., the former parent company of Aptimus, and was its chairman, president and CEO until June 1997. Before 1994, Mr. Choate was president of Softdisk Publishing LLC, a software publishing company. His experience includes working as senior marketing manager at Prodigy, an Internet access and content provider; and developing and launching the New Products Division for Business Week, a division of McGraw-Hill Companies, Inc. Mr. Choate serves on the board of directors of Digital River, Inc., a provider of eCommerce outsourcing solutions; and Laplink, Inc., an internet file transfer company. Additionally, he earned a Bachelor of Science in economics, with a concentration in marketing and entrepreneurial management, from the Wharton School of Business at the University of Pennsylvania.

John B. Balousek                                                          Age 56

     John B. Balousek has served as a director since February 1999. In 1998 Mr. Balousek co-founded PhotoAlley.com, an online retailer of photographic equipment, supplies and services. From 1979 to 1997, Mr. Balousek served in various positions, including President and Chief Operating Officer and Director of Foote, Cone & Belding Communications, Inc., a global advertising and communications company. In 1996, Mr. Balousek served as Chairman and Chief Executive Officer of True North Technologies, a digital and interactive service of True North Communications, Foote, Cone & Belding's parent company. Mr. Balousek currently serves as a director for Geoworks Corporation, a provider of end-to-end solutions for the wireless communications market; Emcirq Corporation, a privately held company focusing on electronic data marketing; and EDB Holdings, Inc., a superoptical retailing company. Mr. Balousek also serves as a director for Micron Electronics and Magnifi.com. Mr. Balousek holds a Bachelor of Arts degree in Journalism from Creighton University and a graduate degree from Northwestern University.

Robert W. Wrubel                                                          Age 41

     Robert W. Wrubel has served as a director since November 2001. From June, 2001 to present, Mr. Wrubel has been Entrepreneur-in-residence at Highland Capital Partners, a venture capital firm, where he identifies new venture investments and develops start-up ideas into viable business opportunities. Prior to June 2001, Mr. Wrubel was with Ask Jeeves from May 1998 to May 2001, where he served as Chief Executive Officer, President and Vice President of Market Development. While at Ask Jeeves, Mr. Wrubel grew the company from a 15-employee technology start-up to a public software and services company of 425 employees. Mr. Wrubel built the Ask Jeeves web site into one of the top twenty most visited sites on the Internet. Mr. Wrubel also built Ask Jeeves Business Solutions Group into a leading provider of customized natural language services for major corporate clients including Dell Computers, Datek, Radio Shack, Ford Motor Co, Chrysler and British Telecommunications. From 1993 to 1998, Mr. Wrubel served in various positions, including Chief Operating Officer and Vice President of Product Development for Knowledge Adventure, Inc., a leading educational software company. Prior to that, Mr. Wrubel worked as a managing editor of Financial World Magazine and was the founding publisher and editor of High Tech Tomorrow. Mr. Wrubel obtained a Bachelor of Arts in History and Economics from Yale University.

Richard C. Gallagher                                                      Age 52

     Richard C. Gallagher has served as a director since March 2002. From 1998 to present, Mr. Gallagher has been Vice Chairman for Rapp Collins Worldwide, a world leader in marketing services and customer relationship management. While at Rapp Collins, Mr. Gallagher has provided strategic and operating leadership to open up new business markets. From 1993 to 1998 Mr. Gallagher served as President and Chief Operating Officer of The Signature Group, a direct marketing company providing products and services through credit card marketing channels. From 1973 to 1989, Mr. Gallagher held a number of positions with First Chicago Corporation including Vice President - Administration Department, Senior Vice President & Department Head - Cash Management and President - First Chicago National Processing Corporation. Mr. Gallagher is a Trustee of the United States Military Academy at West Point and the Village of Inverness, Illinois, and has served as a director of Rapp Collins Worldwide, certain companies within The Signature Group, and several other organizations. Gallagher earned his bachelor's degree from West Point, and holds graduate degrees from Princeton University and Farleigh Dickinson University.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" ALL THE NOMINEES NAMED IN PROPOSAL 1.

                               BOARD OF DIRECTORS

     The business of the Company is managed under the direction of the Board. The Company has determined that the Board shall be composed of four directors. Each director is elected for a period of one (1) year at the annual meeting of shareholders and serves until the next annual meeting or until his or her earlier retirement, resignation or removal. Proxies may not be voted for a greater number of persons than the number of nominees named. The Board has responsibility for establishing broad corporate policies and for the overall performance of the Company. It is not, however, involved in operating details on a day-to-day basis.

     During the fiscal year ended December 31, 2001, the Board consisted of the following individuals: Timothy C. Choate, John P. Ballantine, John B. Balousek, William J. Lansing, Robert W. Wrubel, Kirk M. Loevner and William H. Fritsch. Mr. Wrubel was appointed to a vacant seat on the Board in November 2001. Mr. Lansing resigned from the Board in June 2001. Mr. Loevner resigned from the Board in December 2001. Neither Messrs. Lansing nor Loevner resigned from the Board because of a disagreement with the Company on any matter relating to the Company's operations, policies or practices.

     In order for a shareholder to nominate one or more candidates for election as directors at an annual meeting of shareholders, the shareholder must give timely notice of the proposal to nominate such candidate(s) in writing to the Secretary of the Company not less than 90 days prior to the first anniversary of the date that the Company's annual meeting was held.

Meetings of the Board

     The Board meets on a regularly scheduled basis during the year to review significant developments affecting the Company and to act on matters requiring Board approval. It also holds special meetings when an important matter requires Board action between regularly scheduled meetings. The full Board met fourteen
(14) times during the Company's fiscal year ended December 31, 2001, including action taken by unanimous written consent on five (5) occasions. No incumbent member attended fewer than 88% of the total number of meetings (including consents) of the Board and of any Board committees of which he was a member during that fiscal year.

Compensation of Directors

     Directors of the Company do not receive cash compensation for their services as directors or members of committees of the Board, but are reimbursed for their reasonable expenses incurred in attending Board or Committee meetings.

     The Company's 2001 Stock Plan, as amended (the "Stock Plan"), permits the grant of restricted shares of our Common Stock and options for the purchase of shares of our Common Stock to, among others, directors of the Company. In accordance with the Stock Plan, each director of the Company serving as of September 27, 2001 was granted 100,000 shares of restricted Common Stock during the fiscal year ended December 31, 2001.

Committees of the Board

     Permanent committees of the Board in 2001 consisted of an Audit Committee and a Compensation Committee. The Audit Committee, which was composed of Messrs. Ballantine, Balousek and Loevner, met four (4) times during the fiscal year ended December 31, 2001. The Compensation Committee, which was composed of Messrs. Ballantine, Balousek and Loevner, did not meet during the fiscal year ended December 31, 2001. Instead, the full Board performed the duties otherwise delegated to the Compensation Committee during such year.

     In addition to its permanent committees, the Board established an Independent Committee on a temporary basis in March 2001 to consider strategic alternatives that were then at issue. The Independent Committee consisted of the three outside directors, Messrs. Ballantine, Balousek and Loevner. In August 2001, after evaluating a number of proposals, including the sale of the Company, the Independent Committee recommended to the full Board that the Company undertake an issuer tender offer to purchase up to 10,750,000 shares of the Company's then outstanding stock. By resolution dated August 23, 2001, the full Board unanimously approved the issuer tender offer as recommended by the Independent Committee.

Report of the Audit Committee

     The Audit Committee of the Board (the "Audit Committee") assists the Board in executing its responsibilities. The Audit Committee is responsible for, among other things, monitoring the integrity and adequacy of the Company's financial information, control systems, and reporting practices and for recommending to the Board for ratification by the shareholders of the Audit Committee's selection of independent auditors for the Company.

     The Audit Committee is composed of three (3) non-employee members, each of whom is independent as defined by Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. The Company's independent accountants, Moss Adams LLP, are responsible for expressing an opinion on the conformity of the Company's audited financial statements to generally accepted accounting principles.

     On December 17, 2001, Aptimus, Inc. filed an 8-K reflecting a Change in Registrant's Certifying Accountants. Effective December 10, 2001, the Company dismissed its independent accountant, PricewaterhouseCoopers LLP ("PWC") and engaged Moss Adams LLP ("Moss Adams") to be the Company's new independent accountant. The dismissal of PWC and appointment of Moss Adams was unanimously approved by the Company's Board of Directors upon the recommendation of the Audit Committee of the Board of Directors.

     The Audit Committee has reviewed and discussed the audited financial statements with the Company's management. The Audit Committee has discussed with Moss Adams certain matters required under Statement on Auditing Standard No. 61 and has received written disclosures and the letter required by Independent Standards Board Standard No. 1 from the outside auditors and has discussed with them their independence.

     Audit Fees: The aggregate fees billed by both PWC and Moss Adams for professional services rendered for the audit of the Company's financial statements for the fiscal year ended December 31, 2001, and for review of the financial statements included in each of the Company's Form 10-Q are $72,361.

     Financial Information Systems Designs and Implementation Fees: PWC and Moss Adams did not bill for any professional services for financial information systems design or implementation as described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X for the fiscal year ended December 31, 2001.

     All Other Fees: Aggregate fees billed for all other services rendered by PWC and Moss Adams, other than the services covered in the two previous paragraphs, for the fiscal year ended December 31, 2001 are $26,425.

     The Audit Committee has considered whether the services provided by Moss Adams are compatible with maintaining the independence of Moss Adams and has concluded that the independence of Moss Adams is maintained and is not compromised by the services provided.

     Based on the review and discussion referred to above, the Audit Committee recommended to the Board, and the Board approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001, for filing with the SEC.

Respectfully submitted,                            AUDIT COMMITTEE

April 3, 2002                                      John P. Balousek
                                                   Bill Fritsch
                                                   Robert W. Wrubel

                     VOTING SECURITIES AND PRINCIPAL HOLDERS

Ownership Information

     The following table sets forth certain information known to the Company with respect to the beneficial ownership of its Common Stock as of March 15, 2002, by (i) each person known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding Common Stock, (ii) each director of the Company, (iii) each of the Company's four most highly compensated executive officers, and (iv) all directors and officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

            Directors, Named Executive Officers                     Number of Shares           % of Total Shares
                   and 5% Shareholders(1)                         Beneficially Owned(2)             Owned(3)
-------------------------------------------------------------  ---------------------------- -------------------------
Timothy C. Choate(4)                                                    1,528,121                    37.50%
John P. Ballantine(5)                                                      41,000                     1.02%
John B. Balousek(6)                                                         4,000                     *
William H. Fritsch(7)                                                     103,475                     2.53%
Robert W. Wrubel(8)                                                         6,250                     *
David H. Davis(9)                                                          75,620                     1.86%
John A. Wade(10)                                                          162,720                     3.92%
Scott T. Rozic(11)                                                        101,875                     2.49%
Frank Yien(12)                                                             15,938                     *
All directors and executive officers                                    2,038,999                    44.70%
as a group (9 persons)(13)

* Represents beneficial ownership of less than one percent (1%) of the Common Stock.

(1) Unless otherwise indicated, the address of each beneficial owner is that of the Company.

(2) Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common Stock subject to options currently exercisable, or exercisable within 60 days after March 15, 2002, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership for any other person.

(3) Based upon an aggregate of 3,990,466 shares of the Company's Common Stock issued and outstanding as of March 15, 2002.

(4) Represents 1,262,121 shares held by Mr. Choate directly, 181,000 shares held by trusts established for Mr. Choate's children, and 85,000 shares that Mr. Choate has a right to acquire pursuant to options exercisable within 60 days of March 15, 2002.

(5) Represents 25,000 shares held by Mr. Ballantine directly and 16,000 shares that Mr. Ballantine has a right to acquire pursuant to options exercisable within 60 days of March 15, 2002.

(6) Represents 4,000 shares that Mr. Balousek has a right to acquire pursuant to options exercisable within 60 days of March 15, 2002.

(7) Represents 103,475 shares that Mr. Fritsch has a right to acquire pursuant to options exercisable within 60 days of March 15, 2002.

(8) Represents 6,250 shares that Mr. Wrubel has a right to acquire pursuant to options exercisable within 60 days of March 15, 2002.

(9) Represents 75,620 shares that Mr. Davis has a right to acquire pursuant to options exercisable within 60 days of March 15, 2002.

(10) Represents 162,720 shares that Mr. Wade has a right to acquire pursuant to options exercisable within 60 days of March 15, 2002.

(11) Represents 101,875 shares that Mr. Rozic has a right to acquire pursuant to options exercisable within 60 days of March 15, 2002.

(12) Represents 15,938 shares that Mr. Yien has a right to acquire pursuant to options exercisable within 60 days of March 15, 2002.

(13) Represents 1,468,121 shares held by all the current directors and executive officers and 570,878 shares current directors and executive officers have a right to acquire pursuant to options exercisable within 60 days of March 15, 2002.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires that the Company's officers and directors, and persons who own more than ten percent (10%) of a registered class of the Company's equity securities, file initial reports of ownership and reports of changes of ownership with the SEC. Officers, directors and greater than ten percent (10%) shareholders are required by SEC regulation to furnish the Company with copies of all such reports they file.

     Based solely on its review of the copies of such reports received by the Company, and on written representations by the Company's officers and directors regarding their compliance with the applicable reporting requirements under
Section 16(a) of the Exchange Act, the Company believes that, with respect to its fiscal year ended December 31, 2001 all of the Company's officers and directors, and all of the persons known to the Company to own more than ten percent (10%) of the Common Stock, complied with all such reporting requirements.

Compensation Committee Interlocks and Insider Participation

     The Company's Compensation Committee is currently composed of Messrs. Balousek and Wrubel. No member of the Compensation Committee is an officer or employee of the Company. The Compensation Committee, however, did not meet during the fiscal year ended December 31, 2001, and the Board performed the duties otherwise performed by the Compensation Committee. Timothy C. Choate, the Company's Chief Executive Officer and President, and William H. Fritsch, during that portion of the year in which he served as both a director of the Company and as the Company's Chief Operating Officer, participated, during the fiscal year ended December 31, 2001, in all deliberations of the Board regarding executive officer compensation.

         No executive officer of the Company serves as a member of the Compensation Committee of any entity that has one or more executive officers serving as a member of the Company's Board. In addition, no interlocking relationship exists between any member of the Company's Board and any member of the compensation committee of any other company, nor has any such interlocking relationship existed in the past.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

     The Company has entered into indemnification agreements with each of its directors and certain of its officers containing provisions that may require it, among other things, to indemnify its directors and such officers against liabilities that may arise by reason of their status or service as directors and such officers, other than liabilities arising from willful misconduct of a culpable nature, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

                            COMPENSATION AND BENEFITS

Executive Officer Compensation

     The following table sets forth the compensation paid to the Company's Chief Executive Officer and four most highly compensated executive officers for the years ended December 31, 1999, 2000 and 2001.

                           Summary Compensation Table
                           --------------------------

                                                                                     Long-Term Compensation

                                                    Annual Compensation               Securities Underlying
                                               ------------------------------   --------------------------------
                                                                                                   Restricted
Name and Principal Position                       Salary           Bonus           Options           Stock
----------------------------------             --------------  --------------   ---------------  ---------------
Timothy C. Choate                     2001       $150,000              $0                         100,000(4)
Chairman, President and Chief         2000        150,000          37,500
Executive Officer                     1999        107,293          35,417

William H. Fritsch(1)                 2001        174,305                                         175,000(4)
Executive Vice President,             2000        165,625          31,250          100,000
Marketing                             1999        105,208          30,208           25,000

                                                                                                   30,000(4)
David H. Davis, Secretary and         2001        138,125                          125,000
General Counsel                       2000        122,445           8,534
                                                                                    30,000

John A. Wade                          2001        135,000                          150,000         30,000(4)
Vice President, Finance and           2000        100,000          25,000           20,000
Chief Financial Officer               1999         97,500          25,000

Lisa C. Wolff(2)                      2001         46,516
Vice President, Business              2000         95,916          22,500
Development                           1999         76,917          24,167

Scott T. Rozic                        2001        139,460          75,000          250,000
Executive Vice President, Sales

David Sharp, Vice President,          2001        167,848
Marketing (3)

Frank Yien, Senior Vice               2001        160,000          15,000          125,000
President and General Manager

(1)  Mr. Fritsch resigned from the company, effective July 31, 2001.

(2) Ms. Wolff's employment was terminated, effective March 19, 2001.The compensation shown for Ms. Wolff in 2001 includes sums received as severance payments in the fiscal year ended December 31, 2001.

(3) Mr. Sharp resigned from the company, effective April 30, 2001. The compensation shown for Mr. Sharp includes sums received as severance payments in the fiscal year ended December 31, 2001.

(4) Reflects a restricted stock grant under the Company's 2001 Stock Plan. The restricted stock was sold in the Company's issuer tender offer that closed in November 2001.

Option Grants in Last Fiscal Year

         The following table sets forth certain information regarding stock option grants to the Company's Chief Executive Officer and four most highly compensated executive officers during the year ended December 31, 2001. The potential realizable value is calculated based on the assumption that the Common Stock appreciates at the annual rate shown, compounded annually, from the date of grant until the expiration of its term. These numbers are calculated based on SEC requirements and do not reflect the Company's projection or estimate of future stock price growth. Potential realizable values are computed by:

o multiplying the number of shares of Common Stock subject to a given option by the exercise price;

o assuming that the aggregate stock value derived from that calculation compounds at the annual five percent (5%) or ten percent (10%) rate shown in the table for the entire ten-year term of the option; and

o    subtracting from that result the aggregate option exercise price.

                              Option Grants in 2001
                              ---------------------

                                        Individual Grants
                  --------------------------------------------------------------
                                    % Of Total                                     Potential Realizable Value
                    Number Of         Options                                      At Assumed Annual Rates Of
                   Securities       Granted To                                    Stock Price Appreciation For
                   Underlying      Employees In       Exercise                             Option Term
                     Options        Fiscal Year        Price        Expiration    ------------------------------
Name                 Granted            (1)         (Per Share)        Date             5%              10%
----------------  --------------  ----------------  -------------  -------------  ------------------------------
David H Davis       125,000(2)         7.8%              0.47(3)     11/12/11         36,948           93,632

John A. Wade        150,000(2)         9.4%              0.47(3)     11/12/11         44,337          112,359

Scott T. Rozic      250,000(4)        15.7%              0.38(3)     05/13/11         59,745          151,406

Frank Yien          125,000            7.8%              0.38(3)     05/13/11         29,872           75,703

(1) During 2001, options to purchase stock and grants of restricted stock collectively totaling 1,593,450 shares were issued to employees.

(2) Represents options vesting according to the following schedule: three year vesting term; twelve month vesting credit; quarterly vesting.

(3) The exercise price per share was equal to the fair market value of the Common Stock on the date of grant as reported by the Nasdaq National Market.

(4) Represents options vesting according to the following schedule: four year term; up to an 18 month vesting credit based on term of prior service with XMarkstheSpot, Inc.; 6.25% per quarter.

Option Exercises and Fiscal Year-End Values

         The following table sets forth for the Company's Chief Executive Officer and four most highly compensated executive officers the number of shares acquired upon exercise of stock options during the year ended December 31, 2001 and the number of shares subject to exercisable and unexercisable stock options held at December 31, 2001.

                       Aggregated Option Exercises in 2001
                           and Year-End Option Values
                           --------------------------

                                                            Number Of Securities
                                                           Underlying Unexercised              Value Of Unexercised
                                                                 Options At              In-The-Money Options At December
                                                             December 31, 2001                      31, 2001(1)
                             Shares                    -------------------------------   ----------------------------------
                          Acquired On       Value
Name                        Exercise      Realized      Exercisable    Unexercisable      Exercisable       Unexercisable
------------------------ --------------- ------------  -------------  ----------------   ---------------  -----------------
Timothy C. Choate                    --           --          2,000                --             $   0                 --

William H. Fritsch                   --           --         95,100            79,900                 0                 --

David H Davis                        --           --         52,190           102,810            11,620             23,380

John A. Wade                         --           --        136,480           113,520            18,426             37,074

Scott T. Rozic                70,000(2)      $ 7,000         86,250            93,750            31,913             34,688

Frank Yien                    70,000(2)        6,300          8,125            46,875             3,006             17,344

(1) The value of unexercised in-the-money options at December 31, 2001 is based on $0.75 per share, the closing price of the Common Stock at such time, less the exercise price per share.

(2) Messrs. Rozic and Yien each undertook a cashless exercise of a vested option to purchase 70,000 shares of our Common Stock in connection with the Company's issuer tender offer that closed in November 2001. Messrs. Rozic and Yien sold the resulting net shares of Common Stock they received as a consequence of the option exercise in such issuer tender offer.

Executive Officers and Key Employees of the Company

         The following table sets forth certain information, as of March 15, 2002, regarding the executive officers and key employees of the Company:

Name                  Age   Position
----                  ---   --------
Timothy C. Choate     36    Chairman, Chief Executive Officer, President and a Director
David H. Davis        43    General Counsel and Secretary
John A. Wade          39    Chief Financial Officer
Scott T. Rozic        28    Executive Vice President, Sales
Frank Yien            41    Senior Vice President and General Manager

     Timothy C. Choate has served as Chairman, President and Chief Executive Officer since March 1998. Prior to March 1998, Mr. Choate served as a Vice President of Micro Warehouse from July 1997 to March 1998. In 1994, Mr. Choate co-founded Online Interactive, Inc., the former parent company of the Company, and served as its Chairman, President and Chief Executive Officer until June 1997. Prior to 1994, Mr. Choate also served as President of Softdisk Publishing LLC, a software publishing company, and the Senior Marketing Manager of Prodigy, an Internet access and content provider. Mr. Choate currently serves as a director of Digital River, Inc., a provider of eCommerce outsourcing solutions, and Laplink, Inc., a software publishing company. Mr. Choate earned a Bachelor of Science in economics, with a concentration in marketing and entrepreneurial management, from the Wharton School of Business at the University of Pennsylvania.

     David H. Davis has served as General Counsel and Corporate Secretary since January 2000. Prior to January 2000, Mr. Davis served as General Counsel for Ride, Inc. from August 1996 to December 1999 and Egghead.com from September 1994 to August 1996. Prior to September 1994, Mr. Davis worked as an attorney for the Seattle-based law firms of Stanislaw Ashbaugh and Lane Powell Spears Lubersky. Mr. Davis holds a Bachelor of Arts degree in history from Whitman College and a Juris Doctor degree from the University of Oregon School of Law.

     John A. Wade has been Chief Financial Officer since May 1998. Prior to joining Aptimus, Mr. Wade served as the CFO and COO for Buzz Oates Enterprises, a real estate development company, from November 1992 to May 1998. Prior to November 1992, Mr. Wade also worked as the Controller for A&A Properties, Inc., an asset management corporation and as an auditor and taxation specialist at McGladrey and Pullen, an international accounting firm. Mr. Wade has a Bachelor of Science degree in business administration with a concentration in accounting from the San Diego State University School of Business.

     Scott T. Rozic has served as Executive Vice President, Sales and Marketing, since November 2000. Prior to November 2000, Mr. Rozic founded XMarkstheSpot and served as its Chief Executive Officer and President from April 1997 to November 2000. Mr. Rozic holds a Bachelor of Science degree in Finance and Entrepreneurship from the University of Colorado, where he was matriculated from 1991 to 1995.

     Frank Yien has served as Aptimus' Senior Vice President and General Manager since February 2001. He was originally hired at Aptimus as Vice President and General Manager, Networks, in December 2000. From March 1998 to November 2000, Mr. Yien served as Vice President and General Manager at XMarkstheSpot Inc. Mr. Yien was employed as Group Product Manager of International Server Products at Netscape Communications from May 1996 to January 1998. Prior to Netscape, Mr. Yien was Director of Support Services at Optum Software from May 1995 to May 1996. Mr. Yien also has held management and engineering positions at Sybase Inc., GO Corporation, Sun Microsystems, and Xerox Corporation. Mr. Yien holds a Bachelor of Arts degree in computer science and an MBA, both from the University of California at Berkeley.

     The executive officers serve at the discretion of the Board. None of the Company's directors or executive officers are parties to any arrangement or understanding with any other person pursuant to which said individual was elected as a director or officer of the Company. There are no family relationships among any of the directors and executive officers of the Company.

Report on Executive Compensation

     The Compensation Committee of the Board (the "Committee") is responsible for recommending to the Board compensation for the Company's executive officers, and for reviewing and approving compensation recommendations made by the Chief Executive Officer for the other officers and key employees. The Committee is also responsible for administering all of the Company's compensation programs.

     The Compensation Committee, which was composed of Messrs. Ballantine, Balousek and Loevner through November 2001, and which added Mr. Wrubel following Mr. Loevner's resignation from the Board in December 2001, did not meet during the fiscal year ended December 31, 2001. Instead, the Board performed the duties otherwise performed by the Compensation Committee during the fiscal year ended December 31, 2001.

     In determining the base salary for a particular executive within the salary range for his or her position, the Committee initially takes into account the salary necessary to encourage the executive to join the Company in lieu of pursuing other employment opportunities. In later years, the Committee considers the amount budgeted for salary increases and the executive's success in achieving the performance objectives established for such executive.

     In November 2001, the Company revised its previously adopted stock option program whereby Company executives and employees are granted on option to purchase a number of the Company's Common Stock within a predetermined range on the date of hire. The revisions to the predetermined range were made to accommodate a reduction in the total number of issued and outstanding shares of the Company's Common Stock as a consequence of the Company's successful issuer tender offer. In years following the employee's hiring, the Committee considers individual and departmental performance objectives in granting additional options to individual employees. The option program is one element of a three-pronged compensation strategy developed by the Company to compensate its employees, including its senior executives. The remaining elements of this plan are base salary and a bonus based on the Company's and/or the individual employee's performance. The Committee believes this compensation strategy closely aligns the interests of executives and other key employees to that of the Company and its shareholders, and also serves to attract and retain high quality employees.

     The compensation of the Chief Executive Officer is determined under the same policies and criteria as the compensation of the other executive officers, which criteria may include, but are not limited to, whether individual and departmental performance objectives have been met, the overall performance of the company, the performance of the industry, generally, and how the compensation package of a specific manager compares to compensation paid to similarly situated executives in the regional technology industry. Mr. Choate did not receive any salary increase or stock option grants in 2001. In 2001, in recognition of Mr. Choate's efforts since assuming leadership of the Company and as an incentive to Mr. Choate to continue such efforts in the future, Mr. Choate received a grant of 100,000 shares of restricted common stock pursuant to the Company's 2001 Stock Plan.

     Under the Omnibus Budget Reconciliation Act of 1993, the federal income tax deduction for certain types of compensation paid to the chief executive officer and four other most highly compensated executive officers of publicly held companies is limited to $1 million per officer per fiscal year unless such compensation meets certain requirements. The Committee is aware of this limitation and believes no compensation paid by the Company during 2002 will exceed the $1 million limitation.

Respectfully submitted,                         THE BOARD OF DIRECTORS

April 3, 2002                                   Timothy C. Choate
                                                John B. Balousek
                                                Robert W. Wrubel
                                                William H. Fritsch
                                                Richard C. Gallagher

Performance Graph

     The following chart presents a comparison of the cumulative total return to shareholders since the date of the Company's initial public offering (September 27, 1999) of the Company's Common Stock, the Nasdaq Composite Index, and the Inter@ctive Week Internet Index. The graph assumes an initial investment of $100 and reinvestment of all dividends, if any. The stock performance shown on the graph below is not necessarily indicative of future price performance.

[THE FOLLOWING INFORMATION WAS ALSO REPRESENTED AS A LINE CHART IN THE PRINTED MATERIAL]

                         September 27, 1999      December 31, 1999       December 31, 2000       December 31, 2001
                         ------------------      -----------------       -----------------       -----------------
Aptimus, Inc. Common           $100.00                $400.00                  $6.25                   $18.75
  Stock
Nasdaq Composite Index         $100.00                $147.35                  $89.46                  $70.62
Inter@ctive Week               $100.00                $180.78                  $88.16                  $46.01
  Internet Index
TheStreet.com                  $100.00                $182.87                  $47.62                  $30.56
  Internet Index

              PROPOSAL 2 - RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Company has selected Moss Adams LLP as its independent accountants for the fiscal year ending December 31, 2002.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF MOSS ADAMS LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY.

The Company's Independent Auditors

     PricewaterhouseCoopers LLP served as the Company's independent auditors through December 10, 2001. The Company dismissed PriceWaterhouseCoopers LLP and appointed Moss Adams LLP as the Company's independent accountants for the remainder of the fiscal year ended December 31, 2001. The appointment of the independent auditors is made by the Board, and the Board has selected Moss Adams LLP to serve as its independent auditors for the Company for the current fiscal year.

                                 OTHER BUSINESS

     The Board does not intend to bring any other business before the meeting and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the Notice of Annual Meeting of Shareholders. If any other business is properly presented at the Annual Meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

     IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

                               BY ORDER OF THE BOARD OF DIRECTORS

                               /s/ Timothy C. Choate

                               Timothy C. Choate
                               Chairman, President and Chief Executive Officer

April 3, 2002
Seattle, Washington

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

                                                                  Please mark
                                                               your votes as |X|
                                                                 indicated in
                                                                 this example

1. Election of Directors

FOR all nominees             WITHHOLD
listed at right             AUTHORITY
   (except as            to vote for all
 marked to the               nominees
   contrary)             listed at right
      |_|                       |_|

2. Ratification of the company's selection of Moss Adams LLP as the Company's independent accountants.

                         FOR      AGAINST      ABSTAIN
                         |_|        |_|          |_|

Nominees: 01 Timothy C. Choate, 02 John B. Balousek, 03 Robert W. Wrubel and 04 Richard C. Gallagher

(Instruction: To withhold authority to vote for any nominee, write that nominee's name on the line below.)


--------------------------------------------------------------------------------

3. In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and Proxy Statement dated April 3, 2002.


Dated:                                                                    , 2002
      --------------------------------------------------------------------


--------------------------------------------------------------------------------
                                   Signature


--------------------------------------------------------------------------------
                           Signature if held jointly


--------------------------------------------------------------------------------
                               (Printed name(s))


--------------------------------------------------------------------------------
                    (Representative capacity, if applicable)

PLEASE MARK,SIGN,DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as the name(s) appears on the stock certificate(s). Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign.

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

                                 APTIMUS, INC.

                       95 South Jackson Street, Suite 300
                           Seattle, Washington 98104

                         ANNUAL MEETING OF SHAREHOLDERS
                                     PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

      The undersigned hereby appoints Timothy C. Choate and David H. Davis as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Aptimus, Inc. held of record by the undersigned at the close of business on March 29, 2002 at the Annual Meeting of Shareholders to be held on Tuesday, May 21, 2002, or any adjournment or postponement thereof.

--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\